Exhibit 10.22

[Translation of Chinese original]

Service Agreement

This Service Agreement (the “Agreement”) is entered into by the following parties on April 2, 2007 in Beijing, the People’s Republic of China (“the PRC”):

Party A:	Novel-Tongfang Information Engineering Co., Ltd.
Registered Address:	Shishan Software Science & Technology Venture Center Tower A, 1/F, Nanhai District, Foshan, Guangdong
Legal Representative:	Wangzhi Chen

Party B:	Beijing Novel-Tongfang Digital TV Technology Co., Ltd.
Registered Address:	Jingmeng Hi-Tech Building B, 4/F, No.5, Shangdi East Road, Haidian District, Beijing
Legal Representative:	Jianhua Zhu

Whereas:

1.	Party A, a limited liability company registered in China, is engaged in digital audio/video and data businesses;

2.	Party B, a limited liability company registered in China, provides services related to digital TV businesses, including but not limited to (i) to design general integration of the digital TV system platforms of local TV stations including overall system integration applications, provide software products such as CAS, SMS, EPG, interactive value-added system and so on, and take charge of purchasing the hardware equipments of digital TV system platforms, the integration of the whole system, the training and other after-sales service of the technical staff of the customers at customers’ requests, and (ii) provide IC cards to the TV stations using Party A’s CAS system;

3.	Party A is one of the parties to all the agreements listed in Annex 1 (the “Business Contracts”), and is obligated to perform its obligations under such Business Contracts;

4.	Both Parties acknowledge that Party B has been providing Party A with outsourcing services since July 7, 2004 for the purpose to assist Party A in performing the Business Contracts.

NOW THEREFORE, Both Parties hereby agree as follows through consultations:

1.	Scope of Services

1.1	Party A agrees that Party B serves as a service provider to provide Party A with outsourcing services related to the matters under the Business Contracts as requested by Party A for the purpose to assist Party A in performing the Business Contracts.

1.2	Party A shall deliver to Party B on a reasonably timely basis any the requests as set forth in 1.1 hereof above, and Party B shall carry out its work pursuant to the requirements under the Business Contracts upon the receipt of such requests.

1.3	Both Parties acknowledge the fact that Party B has been providing Party A with various outsourcing services related to the Business Contracts since June 7, 2004.

2.	Calculation and Payment of Service Fees

2.1	Service Fees: Both Parties agree that the charges for the services provided to Party A by Party B pursuant to this Agreement, including those provided prior to the execution of this Agreement, shall be RMB 1 million in total, based on fair market values.

2.2	Payment of the Service Fees: Party A shall pay the service fees pursuant to the following condition and procedure:

To deliver a lump sum for the entire service fees to a bank account designated by Party B within 30 days upon the receipt of the payment invoice from Party B.

3.	Representations and Warranties

3.1	Party A hereby makes the following representations and warranties:

3.1.1	Party A is a duly registered and validly existing company in good standing in accordance with the PRC law; and

3.1.2	Party A’s execution and performance of this Agreement is within its powers and business scope and do not conflict with any laws or contracts having legal powers or effects on it. It has taken all necessary corporate actions and proper authorizations and obtained all necessary consents and approval from any third parties and the government authorities. This Agreement constitutes legal, valid, binding and enforceable obligations on Party A upon the execution.

3.2	Party B hereby makes the following representations and warranties:

3.2.1	All the services provided by Party B are in compliance with any applicable laws, regulations or government policies; and

3.2.2	Party B’s execution and performance of this Agreement is within its powers and business scope and do not conflict with any laws or contracts having legal powers or effects on it. It has taken all necessary corporate actions and proper authorizations and obtained all necessary consents and approval from any third parties and the government authorities. This Agreement constitutes legal, valid, binding and enforceable obligations on Party B upon the execution.

4.	Intellectual Properties and Confidentiality

4.1	Party B agrees that it shall make its best efforts by taking all reasonable actions to keep confidential any of Party A’s confidential materials and information (the “Confidential Information”) and return to Party A, if requested, any documents, materials or software that contain any Confidential Information, or otherwise destroy them and delete any Confidential Information from any memory devices and cease to use such Confidential Information. Without Party A’s prior written consent, Party B shall not disclose, give or transfer to any third parties such Confidential Information.

4.2	The Confidential Information means any commercial secrets, know-hows, proprietary information and other materials or information in any forms confidentially held by Party A and owned by Party A or any of its customers, clients, consultants, licensees or affiliates, including but not limited to any computer software, online catalogues on Party A’s websites, commercial plans and schemes, product developments, inventions, service designs, creative designs, images, texts, sounds, videos, multi-media information, customers’ data, market information, financial information, scientific and research information and any and all intellectual or industrial properties owned by Party A, as well as any other information deemed or treated confidential by Party A or any of its customers, clients, consultants, licensees or affiliates.

4.3	Both Parties agree that this Article 4 hereof shall survive any amendment, cancellation or termination of this Agreement.

4.4	Party B covenants that Party B shall indemnify Party A for any financial losses caused by Party B’s violations of such confidentiality provisions above.

5.	Indemnification

5.1	Party B shall indemnify Party A for any losses, damages, undertakings and expenses resulted from any litigation, claims or other demands against Party A arising from or caused by any of Party B’s services, and hold Party A harmless.

5.2	Party A shall indemnify Party B for any losses, damages, undertakings and expenses resulted from any litigations, claims or other demands against Party B arising from or caused by any of Party A’s requests, and hold Party B harmless.

6.	Effective Day and Effective Term

6.1	This Agreement shall be executed and become effective on the date as indicated at the Preamble hereof. The effective term of this Agreement shall be five years.

6.2	This Agreement may be terminated before expiration through consultation by both Parties.

7.	Termination

7.1	Unless otherwise agreed by both Parties, this Agreement shall be terminated upon the expiration of the effective term.

7.2	Early Termination:

This Agreement may be terminated before the expiration by a written agreement by both Parties.

7.3	Provisions Surviving Termination

The respective rights and obligations under Article 4 and Article 5 hereof shall survive the termination of this Agreement.

8.	Governing Law and Settlement of Disputes

8.1	The conclusion, effectiveness and interpretation of this Agreement as well as the settlement of disputes shall be governed by the PRC law.

8.2	Any dispute arising out of the interpretation and performance of any provision herein between the Parties shall be settled through friendly consultations, otherwise any Party may submit such dispute to China International Economic and Trade Arbitration Commission for arbitration with then effective arbitration rules. The arbitration shall be held in Beijing. The arbitration language shall be Chinese. The arbitral award shall be final and binding upon all Parties.

9.	Force Majeure

9.1	If any performance of this Agreement is delayed or hindered by any force majeure, the affected Party shall not be held responsible for the delayed or hindered performance of any affected part of their obligations hereunder. Force majeure means any event beyond any Party’s reasonable control or unavoidable even though the affected party has paid reasonable attention, including but not limited to any governmental act, natural force, fire, explosion, storm, flood, earthquake, tide, thunderstorm, lightning strike or war, but excluding any insufficient credit, capital or financing, which shall not be deemed as an event beyond any Party’s reasonable control. The affected party who seeks an exemption from its obligations hereunder shall promptly notify the other party of the force majeure and any necessary steps to be taken to fulfill its performance hereunder.

9.2	The Party affected by any force majeure shall not be held responsible for any delayed or hindered performance hereunder, and shall be exempted from such obligations hereunder only after the Party has exerted all reasonable efforts to perform, its obligations hereunder, provided that, however, only the delayed or hindered part shall apply. Once the force majeure resulting in the obligation exemption is conquered or remedied, the Parties agree to make their utmost efforts to resume the performance hereunder.

10.	Transfer

10.1	Party A may not transfer to any third parties any of its rights or obligations hereunder without Party B’s prior written consent.

10.2	Party B shall not transfer to any third parties any of rights and obligations hereunder without Party A’s prior written consent.

11.	Severability

If any provisions hereof are deemed invalid or unenforceable due to any conflict with any applicable law, the provision shall be invalid only in the jurisdiction governed by such law and the validity and enforceability of the other provisions hereof shall not be affected. Any annex hereto shall be an integral and inseparable part hereof with equal legal effects.

12.	Amendments and Supplements

This Agreement may be amended, supplemented and renewed by written agreements by both Parties. Any amendments or supplements duly signed by both Parties shall become an integral part hereof with equal legal effects.

13.	This Agreement shall be made with two original copies with equal legal effects. Each Party shall hold one copy.

In witness whereof, the Parties hereto have their authorized representatives execute this Agreement on date and place indicated at the Preamble hereof.

Party A: Novel-Tongfang Information Engineering Co., Ltd.

(Seal)

Legal Representative:	/s/ Wangzhi Chen
(or authorized representative)

Party B: Beijing Novel-Tongfang Digital TV Technology Co., Ltd.
(Seal)
Legal Representative:	/s/ Jianhua Zhu
(or authorized representative)

Annex I

List of Business Contracts

(Omitted)